Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United Natural Foods, Inc.:

      We consent to incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statement of United Natural Foods, Inc. of our reports dated August 26, 2004, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 2004 and 2003 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2004, and the related schedule, which reports appear in the July 31, 2004 annual report on Form 10-K of United Natural Foods, Inc.


/s/ KPMG LLP

Providence, Rhode Island
March 28, 2005